Exhibit 10.23
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT
by and between
OTTER PHARMACEUTICALS, LLC,
ANTARES PHARMA, INC.,
and
ASSERTIO HOLDINGS, INC.
Dated as of December 15, 2021

TABLE OF CONTENTS
i

Exhibits

Exhibit	Document
Exhibit A	Bill of Sale
Exhibit B	Patent Rights Assignment
Exhibit C	Trademark Assignment
Exhibit D	License Agreement
Exhibit E	Form of Seller FDA Letter
Exhibit F	Form of Buyer FDA Letter
Exhibit G	Assumption Agreement
Exhibit H	Supply Agreement
Exhibit I	Quality Agreement
Exhibit J	Safety Data Exchange Agreement
Exhibit K	Allocation of Purchase Price

Disclosure Schedules

Number	Description
Schedule 1.16	[***]
Schedule 1.21	Product Inventory
Schedule 2.1(b)	Transferred Patents
Schedule 2.1(c)	Transferred Trademark
Schedule 2.1(d)	Transferred Domain Names
Schedule 2.1(e)	Regulatory Approvals
Schedule 2.1(f)(i)	Contracts
Schedule 2.1(f)(ii)	Assumed Commercial Contracts
Schedule 2.1(g)	Marketing Assets
Schedule 2.6(b)(x)	Release of Liens
Schedule 3.2(b)	Consents
Schedule 3.2(c)	Governmental Consents
Schedule 3.5(b)	Contracts relating to Intellectual Property
Schedule 3.5(c)	Intellectual Property Registrations
Schedule 3.5(e)	Intellectual Property Infringement Threats
Schedule 3.5(f)	Intellectual Property Claims
Schedule 3.7	Litigation
Schedule 3.8	Financial Statements
Schedule 3.11	Seller Permits
Schedule 3.12	Product liability
Schedule 3.13(a)	Approvals and Clearances
Schedule 3.13(k)	Recalls, Suspensions or Discountenance of Product
Schedule 3.14	Sales Practices
Schedule 3.15	Title to Acquired Assets
Schedule 3.16	Customers and Suppliers
Schedule 3.17	Brokers (Seller)
Schedule 6.5(a)(ii)	[***]
Schedule 4.4	Brokers (Buyer)

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 15, 2021 (“Execution Date”), by and between Otter Pharmaceuticals, LLC, a Delaware limited liability company (the “Buyer”), Antares Pharma, Inc., a Delaware corporation (the “Seller”), and Assertio Holdings, Inc., a Delaware corporation (the “Guarantor”). Each of the Buyer and the Seller is referred to herein as a “Party” and collectively as the “Parties.”
PRELIMINARY STATEMENT
WHEREAS, the Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Seller, the Acquired Assets (as defined below) subject to the assumption by the Buyer of the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree as follows:
ARTICLE I
DEFINITIONS
1.1“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the States of New York and Delaware are authorized or required by Law to close.
1.2[***]
1.3[***]
1.4“Cutover Date” means [***].
1.5“FDA Fees” means the FDA annual program fees for the period beginning on October 1, 2021 and ending on September 30, 2022.
1.6“Fixed Payments” means each of the First Fixed Payment and the Second Fixed Payment, and collectively, the First Fixed Payment and the Second Fixed Payment.
1.7“Fraud” means, with respect to any Party hereto, an actual and intentional fraud with respect to the making of the representations and warranties contained in ARTICLE III or ARTICLE IV (as applicable), provided that such actual and intentional fraud of such Party shall be deemed to exist only if any of the individuals listed in the definition of “Seller’s Knowledge” (in the case of the Seller) or “Buyer’s Knowledge” (in the case of the Buyer) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party were actually untrue when made, with the express intention that the Buyer (in the case of the Seller) or the Seller (in the case of the Buyer) rely thereon to its detriment.

1.8“GAAP” means generally accepted accounting principles in the United States.
1.9“IND(s)” means all investigational new drug applications in effect, as defined in the Act, as amended, and the regulations promulgated thereunder, and other related registrations and approvals required by any Governmental Entity associated with the conduct of nonclinical and clinical studies of pharmaceutical products.
1.10“Indications” means (i) management of patients with severe, active rheumatoid arthritis (RA) and polyarticular juvenile idiopathic arthritis (pJIA), who are intolerant of or had an inadequate response to first-line therapy, and (ii) symptomatic control of severe, recalcitrant, disabling psoriasis in adults who are not adequately responsive to other forms of therapy.
1.11“Know-How” means all proprietary know-how, updates, enhancements, improvements, discoveries, developments, trade secrets, information, data and materials, operating records, development reports, instructions, processes, methods, techniques, formulas, inventions (whether or not patentable), discoveries, ideas, concepts, assays, practices, software, devices, procedures, compositions, constructs, compounds, plans, applications, research, formulation information, manufacturing technology, validations, package specifications, copies of the master batch records (manufacturing and packaging), chemical specifications, chemical and finished goods analytical test methods, data, stability samples and prototypes, non-clinical, pre-clinical and clinical data, regulatory information, product and raw material specifications and test methods, scale-up and other technical data, reports, documentation and samples, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology, packaging component specifications, labeling specifications, manufacturing in-process and finished product specifications and test methods, drawings and technology, and all other manufacturing data and information, source code, documentation, technology, customer lists, business and marketing plans, inventions, marketing information, systems architecture, research in progress, algorithms, data, designs, schematics, drawings, blueprints, flow charts, and models.
1.12[***]
1.13“Methotrexate” means the compound known as methotrexate (including its geometric isomers and stereoisomers, and any pharmaceutically acceptable salts, esters, or metabolites thereof).
1.14“Molds and Equipment” means the molds and equipment related to the Sub-Assembly Component [***].
1.15“NDA(s)” means all new drug applications and supplemental new drug applications, as defined in the Act, as amended, and the regulations promulgated thereunder, and other registrations and approvals required by any Governmental Entity associated with the sale of pharmaceutical products.
1.16[***].
1.17[***]

1.18“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
1.19“Product” means all of the pharmaceutical products (including all dosages) approved by the U.S. Food and Drug Administration under NDA N204824 (the “Product NDA”) and currently sold under the trademark of Otrexup®, together with any improvements, enhancements, modifications or extensions of said products and any new uses, kits, formulations, dosage forms or strengths included in the Product NDA. For clarity, Product does not include the Sub-Assembly Component on a standalone basis or any other device identified in any device master file, device design history file or master access file whether referenced in the Product NDA or otherwise and held by the Seller, its Affiliates or a third party.
1.20“Product Business” means the Seller’s business of manufacturing or having made, marketing, promoting, distributing, selling, offering for sale and otherwise commercializing the Product for the approved Indications.
1.21“Product Inventory” means all of (i) the Seller’s inventory of the Product in finished quantities, (ii) samples of the Product and (iii) WIP Product Inventory, in each case, whether held by the Seller or by a third party on behalf of the Seller, and as set forth on Schedule 1.21.
1.22“Regulatory Approvals” means all federal regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances and approvals issued by the United States Food and Drug Administration (the “FDA”), and all correspondence with the FDA related thereto, including any NDAs, NDA supplements and any INDs, in each case solely related to the Product. For clarity, Regulatory Approvals do not include any device master file, device design history file or master access file referenced in the Product NDA or otherwise and held by the Seller, its Affiliates or a third party for the Sub-Assembly Component or any other device listed in such files.
1.23“Regulatory Documentation” means all (i) documentation comprising the Regulatory Approvals, and (ii) material correspondence and reports submitted to or received from Governmental Entities in the United States (including minutes and official contact reports relating to any material communications with any such Governmental Entity) and all supporting documents with respect thereto solely related to the Product, including any safety reports or updates, Product Adverse Drug Event Reports (PADER’s) and adverse event files, complaint files and product quality reviews, Corrective and Preventive Actions (CAPAs), clinical or pre-clinical data derived from clinical studies conducted or sponsored by or on behalf of the Seller or its Affiliates, Development Safety Update Reports (DSURs), reports and materials relating to any post-marketing requirements and post-marketing commitments imposed by the FDA or the subject of a post-marketing requirement or commitment to the FDA, and medical device reports (MDR), but excluding Marketing Assets. For clarity, Regulatory Documentation does not include any documentation comprising any device master file, device design history file or master access file referenced in the Product NDA or otherwise and held by the Seller, its Affiliates or a third party, and any correspondence or reports submitted to or received from Governmental Entities related to any device master file, device design history file, or master access file for the Sub-Assembly Component or any other device listed in such files.

1.24“Sub-Assembly Component” means the auto-injector sub-assembly component related to the Product and supplied to the Seller from [***].
1.25“WIP Product Inventory” [***].
1.26Other Defined Terms. The following defined terms shall have the meaning ascribed to such term in the corresponding section set forth below:

Defined Term	Section
Acquired Assets	2.1
Act	3.13(b)
Affiliate	5.7(b)
Agreement	Preamble
[***]	[***]
Ancillary Documents	2.6(b)(ix)
Anti-Kickback Statute	3.13(f)

Assumed Commercial Contracts	2.1(f)
Assumed Liabilities	2.3(d)
Assumption Agreement	2.6(b)(vi)
Bill of Sale	2.6(b)(ii)
Books and Records	2.1(g)
Business Day	1.1
[***]	[***]
Buyer	Preamble
Buyer’s Knowledge	7.16
Buyer FDA Letter	5.5(a)
[***]	[***]
cGMP	3.9
[***]	[***]
[***]	[***]
Claim Notice	6.3(b)
Closing	2.6(a)
Closing Date	2.6(a)
Closing Payment	2.5(a)(i)
[***]	[***]
[***]	[***]
[***]	[***]
Confidential Information	5.1
Contract	2.1(f)
Copyrights	3.5(a)
[***]	[***]

Defined Term	Section
Damages	6.1
DDR	5.9(a)
Definitions	ARTICLE I
Disclosure Schedule	ARTICLE III
Domain Names	3.5(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Execution Date	Preamble
[***]	[***]
FDA	1.22
FDA Fees	1.5
[***]	[***]
[***]	[***]
[***]	[***]
First Fixed Payment	2.5(a)(ii)
Fixed Payments	1.6
Fraud	1.7

GAAP	1.8
Governmental Entity	3.2(c)
Guarantor	Preamble
HCR Fees	3.13(l)
Health Authorities	3.13(b)
Health Laws	3.13(b)
HIPAA	3.13(b)
HITECH	3.13(b)
IND(s)	1.9
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
[***]	[***]
Indications	1.10
Intellectual Property	3.5(a)
[***]	[***]
Know-How	1.11

Defined Term	Section
Law(s)	3.10
Legal Proceeding	3.7
Liabilities	2.3(d)
License Agreement	2.6(b)(v)
Licensed Intellectual Property	3.5(a)
Licensed Know-How	3.5(a)
Licensed Patent Rights	3.5(a)
Liens	3.2(b)
Marketing Assets	2.1(g)
Material Adverse Effect	3.1(b)
Methotrexate	1.13
Molds and Equipment	1.14
NDAs	1.15
[***]	[***]
[***]	[***]
Order	3.5(f)
Ordinary Course of Business	3.2(b)
[***]	[***]
Other Financial Data	1.16
Party(ies)	Preamble
Patent Rights	3.5(a)
Patent Rights Assignment	2.6(b)(iii)
Permitted Liens	3.2(b)
Person	3.5(e)
[***]	[***]
[***]	[***]
Pre-Closing Tax Period	1.18
Product	1.19
Product Business	1.20
Product Inventory	1.21
Product NDA	1.19
Purchase Price	2.5(a)
Quality Agreement	2.6(b)(viii)
[***]	[***]
Regulatory Approvals	1.22

Regulatory Documentation	1.23
Defined Term	Section
[***]	[***]
Safety Data Exchange Agreement	2.6(b)(ix)
[***]	[***]
Second Fixed Payment	2.5(a)(iii)
Seller	Preamble
Seller Brands	5.6(a)
Seller FDA Letter	5.5(a)
Seller Permits	3.11
Seller’s Knowledge	7.16
Seller’s Taxes	2.4(d)
[***]	[***]
[***]	[***]
Sub-Assembly Component	1.24
Subject Court	7.12
Supply Agreement	2.6(b)(vii)
Tax Returns	3.4(a)
Taxes	3.4(a)
Taxing Authority	3.4(a)
Third Party Claim Notice	6.3(a)
Trademark Assignment	2.6(b)(iv)
Trademark Period	5.6(b)
Trademarks	3.5(a)
Transferred Copyrights	2.1(g)(v)
Transferred Domain Names	2.1(d)
Transferred Intellectual Property	3.5(a)
Transferred Patents	2.1(b)
Transferred Trademark	2.1(c)
Transfer Taxes	2.7
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

ARTICLE II
PURCHASE AND SALE OF THE ASSETS
2.1Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Acquired Assets, free and clear of any Liens, other than Permitted Liens. For purposes of this Agreement, the term “Acquired Assets” means:
(a)the Product Inventory, to be delivered [***] in accordance with Section 2.11 following the Closing Date;
(b)all of the Seller’s patents set forth on Schedule 2.1(b) and all rights therein (the “Transferred Patents”);
(c)the Seller’s Otrexup® Trademark and all rights therein and all applications and registrations for such Trademark including those set forth on Schedule 2.1(c) (the “Transferred Trademark”);
(d)all Domain Names set forth on Schedule 2.1(d)(i) (the “Transferred Domain Names”) and that certain website solely related to the Product Business set forth on Schedule 2.1(d)(ii);
(e)all Regulatory Approvals listed on Schedule 2.1(e) and all Regulatory Documentation (but excluding records or files not reasonably separable from documents or databases that do not relate solely to the Product or the Acquired Assets) to be delivered within [***] following the Closing Date to a reasonable location provided by Buyer in writing; provided, however, that the Seller may retain copies of the Regulatory Approvals and Regulatory Documentation or may retain originals of the Regulatory Approvals and Regulatory Documentation and provide the Buyer with copies in their place;
(f)those legally binding contracts, agreements, instruments, commitments, obligations, understandings, or undertakings of any nature (including licenses, notes, guarantees, sublicenses, subcontracts, covenants not to compete, and covenants not to sue) (“Contracts”) set forth on Schedule 2.1(f)(i), [***] (collectively, the “Assumed Commercial Contracts”);
(g)the following current and, for the last [***]from the Execution Date, historical records, files and lists relating solely to the Product or the Acquired Assets to the extent owned, maintained, and in the possession of the Seller or any of its Affiliates (but excluding records or files not reasonably separable from documents or databases that do not relate solely to the Product or the Acquired Assets, including any stock images):
(i)customer and physician target and detail lists and records;
(ii)a list of the distributors for the Product;
(iii)pricing lists, calculations and the related pricing submissions for the Product;
(iv)records relating to Transferred Intellectual Property that is registered or pending registration and not otherwise publicly available;

(v)the marketing assets set forth on Schedule 2.1(g) (the “Marketing Assets”), including all of the Seller’s Copyrights in such Marketing Assets (the “Transferred Copyrights”) to be delivered to Buyer in the data room within [***] following Closing; and
(vi)development, quality control and pharmacovigilance records;
in each case, to the extent that such records are permitted to be transferred under applicable Law and do not relate to the Sub-Assembly Component (the foregoing records and documents described in this Section 2.1(g), collectively, the “Books and Records”); provided, however, that the Seller may retain copies of the Books and Records or may retain originals of the Books and Records and provide the Buyer with copies in their place; and provided, further that the Books and Records shall exclude, in all cases, (A) all books, documents, records and files prepared in connection with or relating to the negotiation, preparation, execution and delivery of this Agreement or the consummation of transactions contemplated by this Agreement, including bids received from third parties and strategic, financial or tax analyses relating to the divestiture of the Acquired Assets, the Assumed Liabilities, the Product or the Product Business; (B) trade secrets of third parties in which Seller has no legal right to disclose; (C) any books or records relating to the manufacturing of the Product or the Product Business; (D) any attorney work product, attorney-client communications and other items protected by established legal privilege; and (E) any tax records or tax workpapers;
(h)all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation, judgements, demands, and all other rights of any kind against any third party (other than rights to assert claims with respect to any insurance recoveries), to the extent solely relating to any Assumed Liabilities or Acquired Assets;
(i)all rights of indemnification, warranty, contribution, credits, refunds, reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable) possessed by the Seller against third parties (excluding any form of insurance recovery from insurance carriers or otherwise) that arise out of or relate to any of the Acquired Assets to the extent such rights of indemnification, warranty, contribution, credits, refunds, reimbursement or other rights of recovery relate solely to the Product and are not Excluded Assets;
(j)[***]; and
(k)all goodwill relating to the Acquired Assets.
2.2Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any Excluded Assets. For purposes of this Agreement, the term “Excluded Assets” means all assets, property, rights and interests of the Seller and its Affiliates other than the Acquired Assets including:
(a)all of the Seller’s or any Affiliate’s accounts receivable related to the Product or the Product Business sold prior to the Closing Date;

(b)all cash, checks, money orders, marketable securities, short-term investments and other cash equivalents, funds in time and demand deposits or similar accounts, of the Seller or any Affiliate;
(c)any Contract (or rights therein or thereunder) of the Seller or any Affiliate that is not an Assumed Commercial Contract;
(d)all Intellectual Property of the Seller or any Affiliate other than the Transferred Intellectual Property;
(e)all of the Seller’s or any Affiliate’s inventory of the Sub-Assembly Component and the Molds and Equipment;
(f)all employees of the Seller or any Affiliate and independent contractor personnel of the Seller or its Affiliates (excluding, for the avoidance of doubt, contractors under [***] Assumed Commercial Contracts);
(g)all real property (whether owned or leased) of the Seller or its Affiliates;
(h)all Tax assets (including refunds, rebates or credits) of the Seller or its Affiliates;
(i)any regulatory documentation related to any device (including the Sub-Assembly Component) identified in any device master file, device design history file or master access file referenced in the Product NDA or otherwise and held by the Seller, its Affiliates or a third party;
(j)any current and prior insurance policies of the Seller or its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
(k)any rights, refunds, reimbursements, claims, credits and other rights of recovery (regardless of whether such rights are currently exercisable) of the Seller or any of its Affiliates that arise out of or relate to any Excluded Asset or any Excluded Liability, including any contribution, guarantees, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability; and
(l)all other assets, rights and properties of the Seller or any Affiliate other than those listed in the definition of Acquired Assets.
2.3Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and timely satisfy and discharge all Liabilities of the Seller and its Affiliates under, or in respect of or relating, to the Acquired Assets or the Product to the extent that they:
(a)arise out of or relate to the Buyer’s or its Affiliates’ ownership, operation, development, commercialization, manufacturing, packaging, importing, marketing, distribution, supply or sale of the Product or the Product Business or use of the Acquired Assets from and after the Closing (even if ordered prior to the Closing) and regardless of whether such Liabilities are based on allegations of the design or development of the Product or the Acquired Assets before Closing;

(b)arise out of or relate to Legal Proceedings, regardless of when such Legal Proceeding was commenced or made, and irrespective of the legal theory asserted (including product liability claims, including claims alleging defects in the Product and claims involving the death of or injury to any individual relating to the Product), to the extent arising from the development, commercialization, manufacturing, packaging, importing, marketing, distribution or sale of any unit of the Product or the use of the Acquired Assets (even if ordered prior to Closing), in each case, by or on behalf of the Buyer or its Affiliates from and after the Closing, including all Legal Proceedings relating to the alleged infringement or misappropriation by the Buyer of any third party intellectual property rights for the development, commercialization, manufacture, packaging, import, marketing, distribution, sale or use of the Product from and after Closing, and in each case, regardless of whether such Liabilities are based on allegations of the design or development of the Product or the Acquired Assets before Closing;
(c)arise under the Assumed Commercial Contracts from and after the Closing, except as such Liabilities relate to a breach of such Assumed Commercial Contracts by Seller that occurred on or before the Closing (which are Excluded Liabilities); or
(d)arise or are expressly assumed or borne by the Buyer pursuant to the terms of this Agreement or any Ancillary Documents [***] (collectively, the “Assumed Liabilities”). For purposes of this Agreement, the term “Liabilities” means all liabilities and obligations of every kind, nature, character and description (whether known or unknown, whether accrued or fixed, whether absolute, contingent or otherwise, whether liquidated or unliquidated, whether asserted or unasserted, matured or unmatured and whether due or to become due).
2.4Excluded Liabilities. It is expressly understood and agreed that, other than the Assumed Liabilities, the Buyer shall not assume, nor shall it be liable for, any Liabilities of the Seller or its Affiliates (collectively, the “Excluded Liabilities”), and the Seller hereby acknowledges that it is retaining, and is and shall be liable for, the Excluded Liabilities. Excluded Liabilities means:
(a)all Liabilities arising out of or relating to Legal Proceedings, regardless of when such Legal Proceeding was commenced or made, and irrespective of the legal theory asserted (including product liability claims, including claims alleging defects in the Product and claims involving the death of or injury to any individual relating to the Product), to the extent arising from the development, commercialization, manufacturing, packaging, importing, marketing, distribution or sale of the Product or the use of the Acquired Assets, in each case, by or on behalf of the Seller or its Affiliates prior to the Closing, including all Legal Proceedings relating to the alleged infringement or misappropriation by the Seller of any third party intellectual property rights for the development, commercialization, manufacture, packaging, import, marketing, distribution, sale or use of the Product before the Closing (provided, that for the avoidance of doubt, this Section 2.4(a) does not include Liabilities from such Legal Proceedings arising from Buyer’s or its Affiliates’ operation of the Product Business or use of the Acquired Assets from and after the Closing Date regardless of whether such Liabilities are based on allegations of the design or development of the Product or Acquired Assets before the Closing, all of which are Assumed Liabilities);

(b)all Liabilities arising out of or relating to any Assumed Commercial Contract, to the extent relating to the period of time prior to the Closing, [***];
(c)all Liabilities related to any invoices, bills, accounts payable or other payables due and owed to any third party arising prior to the Closing out of or in connection with developing, commercializing, manufacturing (or having manufactured), packaging, importing, exploiting, marketing, distributing or selling the Products by or on behalf of the Seller or its Affiliates prior to the Closing [***];
(d)any Liability for (i) expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees and transfer Taxes) [***], (ii) Taxes of the Seller (or any stockholder or Affiliate of the Seller) relating to the Product, the Product Business or the Acquired Assets which are attributable to any Pre-Closing Tax Period, or (iii) other Taxes of the Seller (or any stockholder or Affiliate of the Seller) of any kind that becomes a Liability of the Buyer under any doctrine of de facto merger or transferee or successor liability (clauses (i)-(iii) collectively, “Seller’s Taxes”);
(e)any Liability with respect to any employee of the Seller or any Affiliate or independent contractor personnel of the Seller or its Affiliates to the extent services from such independent contractor personnel were provided prior to Closing;
(f)[***]
(g)any Liability in respect of any of the Excluded Assets; and
(h)except as otherwise set forth in this Agreement or any Ancillary Document, any other Liability to the extent arising out of or relating to the ownership, operation, development, commercialization, manufacture, packaging, import, marketing, distribution or sale of the Product or the Product Business or the use of the Acquired Assets prior to the Closing Date (provided, that for the avoidance of doubt, this Section 2.4(h) does not include Liabilities arising from Buyer’s or its Affiliate’s operation of the Product Business or use of the Acquired Assets from and after the Closing Date regardless of whether such Liabilities are based on allegations of the design or development of the Product or Acquired Assets before the Closing, all of which are Assumed Liabilities).
2.5Consideration.
(a)Purchase Price. As consideration for the Acquired Assets and the license of the Licensed Intellectual Property, in addition to assuming the Assumed Liabilities, subject to the terms and conditions of this Agreement, the Buyer shall pay to the Seller $44,021,327 (the “Purchase Price”) in cash as follows:
(i)$18,000,000 (the “Closing Payment”);

(ii)$16,021,327 on May 31, 2022 by wire transfer of immediately available funds to the account designated by the Seller prior to May 31, 2022 (the “First Fixed Payment”); and
(iii)$10,000,000 on December 15, 2022 by wire transfer of immediately available funds to the account designated by the Seller prior to December 15, 2022 (the “Second Fixed Payment”).
(b)Late Payments. In addition to any other remedies available to the Seller pursuant to this Agreement, any failure by the Buyer to make a payment within [***] after the date when due shall obligate the Buyer to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to the Seller at a rate of [***] calculated for the period of the delinquent payment, or the highest rate allowed by applicable Law, whichever is lower. [***]
2.6Closing; Delivery and Payment.
(a)Closing Date. The Closing of the sale and transfer of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall occur by means of exchange of signature pages by facsimile or other electronic means (to be followed by delivery of hard copies of all Closing deliveries) or at the offices of Seller’s counsel or other location as the Parties may agree on the Execution Date (the “Closing Date”) simultaneously with the execution of this Agreement by the Seller, the Buyer and the Guarantor. All transactions contemplated hereby to be effective as of the Closing shall be deemed effective at 12:01 a.m. Eastern Time on the Closing Date.
(b)Closing Deliveries. At the Closing:
(i)the Buyer shall pay the Closing Payment to the Seller, by wire transfer of immediately available funds to such account or accounts as the Seller shall designate in writing to the Buyer;
(ii)the Seller shall have executed and delivered a Bill of Sale attached hereto as Exhibit A (the “Bill of Sale”);
(iii)the Seller shall have executed and delivered a Patent Rights Assignment attached hereto as Exhibit B (the “Patent Rights Assignment”);
(iv)the Seller shall have executed and delivered a Trademark Assignment attached hereto as Exhibit C (the “Trademark Assignment”);
(v)the Seller and the Buyer shall have executed and delivered a License Agreement attached hereto as Exhibit D (the “License Agreement”);
(vi)the Buyer shall have executed and delivered to the Seller an Assumption Agreement, attached hereto as Exhibit G (the “Assumption Agreement”);

(vii)the Seller and the Buyer shall have executed and delivered a supply agreement attached hereto as Exhibit H (the “Supply Agreement”);
(viii)the Seller and the Buyer shall have executed and delivered a quality agreement attached hereto as Exhibit I (the “Quality Agreement”);
(ix)the Seller and the Buyer shall have executed and delivered a safety data exchange agreement attached hereto as Exhibit J (the “Safety Data Exchange Agreement”, and together with the Bill of Sale, the Patent Rights Assignment, the Trademark Assignment, the License Agreement, the Seller FDA Letter, the Buyer FDA Letter, the Supply Agreement, the Quality Agreement, and the Assumption Agreement and any other agreements entered into by the Parties pursuant hereto, collectively, the “Ancillary Documents”)
(x)the Seller shall have delivered to Buyer evidence of collateral release of that certain Lien (other than Permitted Liens) set forth on Schedule 2.6(b)(x) related to the Acquired Assets;
(xi)the Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b)(2) in form and substance reasonably satisfactory to the Buyer, which certificate shall have been duly executed by the Seller certifying that the Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;
(xii)the Buyer shall have delivered to the Seller a certificate of its and the Guarantor’s Chief Executive Officer dated as of the Closing Date and certifying that attached thereto are (1) true and complete copies of the correct certificate of incorporation and bylaws (or limited liability company agreement, as applicable) of the Buyer and the Guarantor, and all amendments thereto, (2) true copies of all corporate actions taken by it, including resolutions adopted by its respective Board of Directors authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the Ancillary Documents, and that all such resolutions are in full force and effect and are all the resolutions adopted by the Buyer or the Guarantor, as applicable, in connection with the transactions contemplated by this Agreement, and (3) certificates of good standing from the Secretary of State of Delaware, dated as of a date not more than ten (10) days prior to Closing, certifying that each of the Buyer and the Guarantor is in good standing in Delaware; and
(xiii)the Seller shall have delivered to the Buyer a certificate of its Secretary dated as of the Closing Date and certifying that attached thereto are (1) true and complete copies of the correct certificate of incorporation and bylaws of the Seller, and all amendments thereto, (2) true copies of all corporate actions taken by it, including resolutions adopted by its respective Board of Directors, authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the Ancillary Documents, and that all such resolutions are in full force and effect and are all the resolutions adopted by the Seller, in connection with the transactions contemplated by this Agreement, and (3) a certificate of good standing from the Secretary of State of Delaware, dated as of a date not more than ten (10) days prior to Closing, certifying that the Seller is in good standing in Delaware.

2.7Taxes and Fees. Sales/use taxes, transfer taxes, excise taxes, tariffs, stamp taxes, conveyance taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, value added taxes, recording fees and other similar taxes, charges and fees (including any penalties and interest) imposed by any Governmental Entity, if any, upon the transfer of the Acquired Assets hereunder (“Transfer Taxes”) shall be borne by [***]. The Buyer and the Seller shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes required by a Governmental Entity to be filed by the Buyer and the Seller, respectively. The Buyer, on the one hand, and the Seller, on the other hand, agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, Transfer Taxes. Each party shall provide the other party with copies of all Tax Returns and other documentation for Transfer Taxes and evidence that such Transfer Taxes have been paid.
2.8Allocation of Purchase Price. The Buyer shall prepare and deliver the allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets in accordance with Exhibit K to the Seller within [***] of the Closing. The Purchase Price shall be allocated in accordance with applicable Law and the principles set forth in Exhibit K. The Buyer and the Seller each agree (a) to file any Tax Returns and any other governmental filings on a basis consistent with such allocation and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and (b) not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any litigation or otherwise.
2.9Nonassignable Contracts. To the extent that the assignment hereunder by the Seller to the Buyer of any Assumed Commercial Contract is not permitted or is not permitted without the consent of any other party to such Assumed Commercial Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Commercial Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Commercial Contract. If any assignment of an Assumed Commercial Contract is not permitted and the Closing hereunder is consummated, the Seller shall, for a period of [***] following the Closing Date, cooperate with the Buyer in any reasonable arrangement designed to provide the Buyer with the rights and benefits (subject to the obligations) under any such Assumed Commercial Contract, including, upon the request of the Buyer, enforcement for the benefit of the Buyer of any and all rights of the Seller against any other party arising out of any breach or cancellation of any such Assumed Commercial Contract by such other party and, if requested by the Buyer, acting as an agent on behalf of the Buyer or as the Buyer shall otherwise reasonably request, at the Buyer’s expense; provided, that none of the Seller or any of its Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party in connection with such efforts. For the avoidance of doubt, the Buyer acknowledges and agrees that, to the extent that any of the Transferred Copyrights or materials in connection therewith or any transferred websites contain (i) any Seller Brands, no ownership or transfer of the Seller Brands shall occur and the Seller retains full right, title and interest in and to any such Seller Brands and the Buyer shall only have the limited right to use such Seller Brands pursuant to Section 5.6, or (ii) any marks, images, information or other items of a third party for which the Seller received a right to use from a third party, no right, title or interest in any such third party mark, image, information or item is being transferred or assigned to the Buyer and the Buyer shall have no right to use any such third party mark, image, information or item unless and until the Buyer, in its sole discretion, obtains a license from any such third party for any such use.

2.10Withholding. Each of the Buyer and its Affiliates, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such Taxes as it is required to deduct and withhold under any provision of applicable Law with respect to the making of such payment. To the extent that such amounts are so withheld and paid over to the relevant Governmental Entity by the Buyer or its Affiliates, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
2.11Product Inventory Delivery. Notwithstanding anything to the contrary contained herein, as soon as reasonably practicable, but in any event no later than [***] following the Closing Date, the Buyer shall notify the Seller in writing of the storage location the Buyer desires the Product Inventory to be delivered. The Seller agrees to transfer or cause to be transferred such Product Inventory to such storage location directed by Buyer [***] following Buyer’s notice of such location. [***]. Notwithstanding anything to the contrary contained herein, in no event shall the Seller or any of its Affiliates or third party storage facilities be required to transfer the Product Inventory to any location other than Buyer’s third party storage facility (and not, for the avoidance of doubt, to any Person to whom such Product Inventory may have been sold).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer that the statements contained in this ARTICLE III are true and correct as of the Execution Date, except as set forth in the disclosure schedule delivered by the Seller to the Buyer (the “Disclosure Schedule”) as contemplated by Section 7.14.
3.1Organization, Standing and Power.
(a)The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on the Product Business as now being conducted and to license the Licensed Intellectual Property under the License Agreement.
(b)The Seller is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, would not result in a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means [***].
3.2Authority; No Conflict; Required Filings and Consents.
(a)The Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby by the Seller have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and each such Ancillary Document will be, duly executed and delivered by the Seller, and this Agreement is, and each such Ancillary Document when so duly executed and delivered by the Seller and, if applicable, the Buyer, will be, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting the rights of creditors generally and by equitable principles.
(b)Except as set forth in Schedule 3.2(b), the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Documents to which it will be a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Seller, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the imposition of any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance (“Liens”), other than Permitted Liens, on or with respect to (1) any of the Acquired Assets, (2) any Assumed Commercial Contract or (3) any material permit, concession, franchise, license or Law applicable to the Seller or any of its properties or assets that would, solely with respect to clause (3), prevent the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Permitted Liens” means (A) inchoate mechanic’s, materialmen’s, worker’s, landlord’s, laborer’s, carrier’s, warehouseman’s, supplier’s, vendor’s and similar liens incurred in the Ordinary Course of Business and (B) all statutory or other liens for Taxes, assessments and other charges which are not yet due and payable or delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings that operate to stay the enforcement of any Lien and for which adequate reserves or accruals have been established in accordance with GAAP. For purposes of this Agreement, “Ordinary Course of Business” shall mean such actions taken in the ordinary course of its normal operations and consistent with its past practices.
(c)Except as set forth in Schedule 3.2(c) and with respect to the notice required to be given to the FDA in connection with the transactions contemplated by this Agreement, no material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Documents to which it will be a party or the consummation by the Seller of the transactions contemplated hereby and thereby. For the purposes of this Agreement, “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality of applicable jurisdiction, whether domestic or foreign.
3.3Reserved.
3.4Taxes.
(a)The Seller has timely filed all material Tax Returns that it was required to file that would result in Tax liability to the Buyer or affect the Product or the Acquired Assets, and all such Tax Returns were correct and complete in all material respects. The Seller has paid in full on a timely basis all material Taxes attributable to the Product and the Acquired Assets to the extent failure to do so would result in the Buyer becoming liable or responsible therefor or would affect the Product or the Acquired Assets after the Closing Date. The Seller has complied in all material respects with all applicable Laws relating to the filing of Tax Returns, the payment of Taxes, and the withholding and deposit of Taxes that would result in Tax liability to the Buyer or affect the Product or the Acquired Assets after the Closing Date. None of the Acquired Assets is property treated as owned in any part by persons other than the Seller for income Tax purposes. For the purposes of this Agreement, (i) “Taxes” means (A) (1) all taxes, charges, surcharges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, license, real property, personal property, unclaimed property, escheat, sales, use, service, transfer, withholding, employment, unemployment, payroll and franchise taxes imposed by any Taxing Authority and (2) any liability of the Seller for the payment of amounts with respect to payments of a type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Seller under any Tax sharing arrangement or Tax indemnity agreement and (B) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (A) or any contest or dispute thereof; (ii) “Taxing Authority” means the Internal Revenue Service and any other Governmental Entity or any subdivision, agency, commission or entity thereof or any quasi-governmental entity having or purporting to have jurisdiction with respect to any Tax, and (iii) “Tax Returns” means all reports, returns, declarations, statements or other information actually supplied to or required to be supplied to any Taxing Authority in connection with Taxes (including any attachments thereto and, in each case, including any amendments thereof).
(b)There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable.
(c)There is no Tax audit, litigation, proceeding or other claim ongoing, pending or, to the Seller’s Knowledge, threatened by any Taxing Authority that could result in Tax liability to the Buyer or affect the Product or the Acquired Assets after the Closing Date.
(d) There is not currently in effect any extension or waiver of any statute of limitations with respect to the assessment or collection of any Taxes that could result in Tax liability to the Buyer or affect the Product or the Acquired Assets after the Closing Date.
(e)The Seller has conducted all aspects of the Product Business in all material respects in accordance with the terms and conditions of any Tax abatements, concessions and exemptions received with respect to the Product or the Acquired Assets prior to Closing that are potentially available to Buyer after the Closing. With respect to any Tax abatements, exemptions or concessions that were provided prior to the Closing by any relevant Taxing Authority with respect to the Product or the Acquired Assets, no default of such terms and conditions has been alleged by any Taxing Authority, and no default, recapture, or other payments are owing pursuant to such terms and conditions or will result from the purchase and sale pursuant to this Agreement, in each case that could result in liability to Buyer or otherwise adversely impact any such abatements, exemptions or concessions potentially available to Buyer after the Closing, which for the avoidance of doubt, only include abatements, exemptions or concessions that may be transferred under applicable Law and which are Acquired Assets.
3.5Intellectual Property.
(a)Other than (x) any Intellectual Property that are licenses for commercial click through, “off-the-shelf” or “shrink-wrap” software, (y) administrative, finance and other back office infrastructure and information technology systems, networks and software, and (z) Intellectual Property relating to (1) the manufacturing or supply of the Product or (2) commercial operations used in connection with other products of Seller that are not the Product, the Transferred Intellectual Property, Licensed Intellectual Property and Assumed Commercial Contracts constitute all Intellectual Property owned or used by the Seller or any of its Affiliates in connection with the promotion, sale, offer for sale, distribution and commercialization of the Product. The Seller is the sole owner of and has good and valid title to all of the Transferred Intellectual Property and any Licensed Intellectual Property, free and clear of all Liens, other than Permitted Liens, and the Transferred Intellectual Property and Licensed Intellectual Property in each case, is enforceable, valid and subsisting. [***] For purposes of this Agreement: (A) the term “Intellectual Property” means collectively, Copyrights, Patent Rights, Trademarks, Know-How and Domain Names; (B) the term “Copyrights” means United States copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same in the United States and all other nations throughout the world, works of authorship in any media now known or hereafter created and whether or not completed, published, or used (including computer programs, software, databases, compilations, files, applications, and Internet site content), moral rights, mask works, drafts, writings, plans, sketches, layouts, designs, artwork, printed or graphic matter, video, films, photographs, illustrations, slides, audio and video recordings and other audiovisual works, software development documentation and programming tools, literary and artistic works, and all derivative works, translations, adaptations, or combinations of any of the foregoing, all of the foregoing whether or not registered, and registrations and applications for registrations for any of the foregoing; (C) the term “Patent Rights” means (i) any national, regional and international patents and patent applications, including United States and foreign patents and provisional patent applications; (ii) any patent applications claiming priority or filed from such patents, patent applications or provisional applications or from an application claiming priority to either of these, including continuations, continuations-in-part, divisions, provisionals, converted provisionals, continued prosecution applications, and substitutions; (iii) any patents that have issued or in the future issue from the foregoing patent applications described in clauses (i) and (ii), including utility models, patents of addition, petty patents and design patents and certificates of invention; and (iv) any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplementary protection certificates, inventors’ certificates, patent term extensions, pediatric data package exclusivity extensions, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto, and any other extensions that are now available or become available in the future, or any restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions of the foregoing patents or patent applications described in clauses (i), (ii) and (iii); (D) the term “Trademarks” means United States, foreign, and state trademarks, service marks, trade names, trade dress, designs, logos, slogans, 800-numbers, URLs, Domain Names, and other source identifiers, whether registered or unregistered, and pending registrations and applications to register the foregoing; (E) the term “Domain Names” means domain names in the United States and all other nations throughout the world, whether registered or unregistered and pending applications to register the same in the United States and all other nations throughout the world, including all variations, derivations, and combinations thereof, and all common law rights, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith; (F) the term “Transferred Intellectual Property” means the Transferred Copyrights, Transferred Patents, Transferred Domain Names, Transferred Trademark; (G) the term “Licensed Know-How” shall have the meaning set forth in the License Agreement; (H) the term “Licensed Patent Rights” shall have the meaning set forth in the License Agreement; (I) collectively the Licensed Patent Rights and the Licensed Know-How, means the “Licensed Intellectual Property”; and (J) [***].
(b)Schedule 3.5(b) contains a list and description of all Contracts that are material to the Product or the Product Business and relate to: (i) any Transferred Intellectual Property; (ii) any Licensed Intellectual Property; and (iii) any material Intellectual Property licensed to or used by the Seller or any of its Affiliates solely in connection with the Product or the Product Business (other than, for the avoidance of doubt, manufacturing and supply agreements relating to the Product that are not Assumed Commercial Contracts, click-through and off-the-shelf shrink-wrap agreements).
(c)Except as otherwise set forth on Schedule 3.5(c)(i), the Seller is not a party to any Contract pursuant to which the Seller has purchased or otherwise acquired or licensed any Transferred Intellectual Property or Licensed Intellectual Property from a third party. Except as otherwise set forth on Schedule 3.5(c)(ii), to the Seller’s Knowledge, all registrations, issuances and applications for the Transferred Intellectual Property and Licensed Intellectual Property,

including the Transferred Patents, Transferred Trademark and the Transferred Domain Names: (A) have been duly filed or registered (as applicable) with the applicable Governmental Entity and properly maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions; (B) have not lapsed or expired or been cancelled, disclaimed or abandoned; and (C) are valid and in force and, with respect to all applications, are pending and in good standing, all without challenge of any kind. The Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Transferred Intellectual Property and the Seller has the right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Licensed Intellectual Property.
(d)To the Seller’s Knowledge, each Person who was involved in, or who has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of the Transferred Patents or the Licensed Patent Rights has been accurately identified to applicable government agencies in all countries where such Transferred Patents or Licensed Patent Rights are nationalized, validated or registered, and all such Persons have, to the Seller’s Knowledge, executed valid and enforceable agreements that presently and irrevocably assign all right, title and interest in such Patent Rights to the Seller.
(e)To the Seller’s Knowledge, no third party is infringing or violating or misappropriating any of the Transferred Intellectual Property or Licensed Intellectual Property in any material respect. The Seller has not sent nor has the Seller received any written notice to or asserted or threatened in writing any action or claim against any Person nor has any Person asserted or threatened any action or claim against the Seller in writing involving or relating to any of the Transferred Intellectual Property or Licensed Intellectual Property except as set forth on Schedule 3.5(e). There are no claims or proceedings pending by the Seller or any of its Affiliates against any Person involving or relating to any of the Transferred Intellectual Property or Licensed Intellectual Property except as set forth on Schedule 3.5(e). For the purposes of this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.
(f)Except as otherwise set forth on Schedule 3.5(f), to the Seller’s Knowledge, the use, manufacture or having made, marketing, promotion, distribution, sale, offer for sale and commercialization of the Product, as well as the conduct of the Product Business, do not infringe or violate or constitute a misappropriation of any Intellectual Property of any third party existing as of the Execution Date. During the past [***] prior to the Execution Date, the Seller has not received any written claim or notice alleging any such infringement, violation or misappropriation or received any written offer from a third party to take a license to any Intellectual Property of any third party in connection with the Product or the Product Business. Except as otherwise set forth on Schedule 3.5(f), there is no pending or, to the Seller’s Knowledge, threatened claim, interference, opposition or demand of any third party challenging the ownership, validity or scope of any Transferred Intellectual Property or Licensed Intellectual Property. The Seller has not been served with or provided written notice that any Transferred Intellectual Property or Licensed Intellectual Property is the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation (“Order”), and the Seller is not subject to any Order barring or limiting the Seller’s use of any Transferred Intellectual Property or Licensed Intellectual Property.
(g)The Seller takes and has taken commercially reasonable and adequate action to protect, preserve, and prevent the unauthorized disclosure or use of the Confidential Information and trade secrets included in the Transferred Intellectual Property or Licensed Intellectual Property, including having all officers, directors, employees and other Persons with access to such trade secrets enter into appropriate confidentiality agreements or otherwise be subject to binding confidentiality obligations. To the Seller’s Knowledge, there has been no unauthorized disclosure or use of the Confidential Information and trade secrets included in the Transferred Intellectual Property or Licensed Intellectual Property.
(h)All past and currently due maintenance fees or annuities for the Transferred Patents and the Licensed Patent Rights, and all past and currently due renewal fees, taxes, or maintenance fees for the Transferred Trademark have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property.
3.6Contracts. The Seller has made available to the Buyer a complete and accurate copy of each Assumed Commercial Contract, except to the extent such Assumed Commercial Contracts have been redacted to (i) enable compliance with Laws relating the safeguarding of data privacy or (ii) exclude information not related solely to the Product or the Product Business. Each Assumed Commercial Contract is the legal, valid and binding obligation of the Seller and is in full force and effect with respect to the Seller and, to the Seller’s Knowledge, with respect to each other party thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by equitable principles. Neither the Seller nor, to the Seller’s Knowledge, any other party to any Assumed Commercial Contract is in material violation of or in material default under any Assumed Commercial Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder. As of the Execution Date, the Seller has received no written notice of any material adverse change in the price or availability of any supplies or services provided under any Assumed Commercial Contract that are used in the manufacture, distribution or sale of the Product, except as otherwise provided for in any Assumed Commercial Contract.
3.7Litigation. Except as set forth on Schedule 3.7, no action, suit, proceeding, claim, arbitration or investigation by or before any Governmental Entity, arbitrator or mediator (each, a “Legal Proceeding”) is currently pending against the Seller with respect to the Product or the Product Business and, to the Seller’s Knowledge, no Legal Proceeding has been threatened or otherwise asserted in writing against the Seller. There are no unsatisfied judgments or outstanding Orders, against any of the Acquired Assets or against the Seller with respect to the Product or the Product Business.
3.8Financial Statements. Schedule 3.8 sets forth [***]
3.9Inventory. All of the Product Inventory [***] .
3.10Compliance With Laws. The Seller is currently in compliance in all material respects with, is not in material violation of, and has not in the past [***] received any written notice alleging any material violation with respect to, any applicable Law with respect to the manufacture, marketing and sale of the Product, the Product Business or the ownership or operation of the Acquired Assets. For the purposes of this Agreement, “Law” or “Laws” means any federal, state or local law, statute or ordinance, common law or any rule, regulation, judgment, order, writ, injunction, decree, license or permit of any Governmental Entity, including any ruling, directive, pronouncement, requirement, specification, determination, decision or opinion issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise binding and put into effect by or under the authority of any Governmental Entity. In the past [***], the Seller has not received any written notice from a Governmental Entity alleging that the Seller has materially violated, or inquiring into allegations related to the material violation of, any Laws applicable to the Product, the Product Business or the Acquired Assets.

3.11Permits. The Seller has all material permits necessary for the Seller to own, lease or operate the Acquired Assets and operate the Product Business in the manner currently conducted and in which the Product Business has been conducted during the [***] prior to the date of this Agreement. Schedule 3.11 contains a complete listing of all such permits solely relating to the Product (the “Seller Permits”). The Seller is in compliance in all material respects with the terms of the Seller Permits, and has not received any notices that it is in violation of any of the terms or conditions of such Seller Permits. All such Seller Permits are in full force and effect and no action or claim is pending or, to the Seller’s Knowledge, threatened or otherwise asserted to revoke, suspend, adversely modify or terminate any such Seller Permit or declare any such Seller Permit invalid in any respect.
3.12Product Liability. Except as set forth on Schedule 3.12, no product liability, recall or warranty claims are pending or have been settled, terminated or received by the Seller in the [***] prior to the Execution Date and, to the Seller’s Knowledge, no such claims have been threatened or otherwise asserted against the Seller, in each case, relating to, or arising from, the sale or use of the Product prior to the Closing. There is no judgment, order or decree outstanding against the Seller (or to Seller’s Knowledge, any other Person or entity) relating to product liability or manufacturing defect claims with respect to the Product.
3.13Regulatory Matters.
(a)Schedule 3.13(a) sets forth, as of the Execution Date, a list of the marketing approvals, clearances or other authorizations necessary to market or sell the Product in the United States and granted to the Seller by, or pending with, any Governmental Entity, including all Regulatory Approvals for the Product. All such marketing approvals, clearances or other authorizations are solely owned by the Seller and registered in the name of the Seller and are in full force and effect. To the Seller’s Knowledge, there are no INDs, NDAs or other marketing approvals, clearances or other authorizations in any country held by a third party solely related to the Product. The Seller has paid the FDA Fees and all FDA annual program fees for prior years.
(b)The Product has been researched, developed, tested, manufactured, handled, labeled, packaged, supplied, promoted, co-promoted, distributed, marketed, commercialized, stored and sold by or on behalf of the Seller, as applicable, in compliance in all material respects with applicable Health Laws, and the Product has not been adulterated or misbranded within the meaning of applicable Health Laws. For purposes of this Agreement, (i) the term “Health Laws” means the applicable Laws and legally binding rules, regulations, codes, policies and guidelines of all Governmental Entities relating to the research, development, testing, manufacture, handling, production, preparation, propagation, compounding, conversion, pricing, labeling, packaging, marketing, promotion, sale, distribution, coverage, or reimbursement of a drug, device or other medical or pharmaceutical item, supply or service, including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.) (the “Act”), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal False Claims Act (31 U.S.C. § 3729 et seq.), the federal healthcare program Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the healthcare fraud, false statement and health information privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, and its implementing regulations (collectively, “HIPAA”), the federal healthcare program civil money penalty and exclusion authorities, the applicable requirements of Medicare, Medicaid and other Governmental Entity healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous Laws of any federal, state, local, or foreign jurisdiction applicable to the Buyer or the Seller, and (ii) the term “Health Authorities” means the Governmental Entities which administer Health Laws, including the FDA and US Customs and Border Protection. The Product has not been seized, detained, or subject to any suspension of manufacturing, distribution, marketing, or sale by the FDA or any other Governmental Entity which administers applicable Health Laws. In the [***] prior to the Execution Date, the Product has been manufactured in all material respects in accordance with cGMP and has not been adulterated or misbranded.
(c)In the [***] prior to the Execution Date, the Seller has not received any written or oral notice from the FDA or any other Governmental Entity or third party alleging that its research, development, manufacture, distribution, marketing, offering for sale, selling, labeling, storing or testing practices are unlawful or threatening to revoke, suspend, cancel, withdraw, curtail, or seek damages related to any existing certification, license, or approval, including any Regulatory Approvals, necessary to the Product Business.
(d)The Seller has made available to the Buyer complete and correct copies of each NDA and each IND submitted to the FDA with respect to the Product, including all supplements and amendments thereto, and all other material correspondence with and reports and notices from any relevant Health Authorities, including the FDA and U.S. Customs and Border Protection, in each case solely related to the Product. In the [***] prior to the Execution Date, all material reports, documents, notices that are required to be maintained or filed with the FDA or any other Governmental Entity under applicable Laws with respect to the Product, including those relating to complaints, adverse events, product pricing, and rebates, have been maintained or filed and are accurate in all material respects.
(e)The clinical, pre-clinical and other studies and tests conducted by or on behalf of the Seller related to the Product, or in which the Seller or the Product has participated, were conducted in all material respects in accordance with all applicable Health Laws.
(f)Except for ordinary course inquiries, the Seller has not received within the past [***] prior to the Execution Date, with respect to the Product, any written notice or communications from the FDA or any other Governmental Entity which administers applicable Health Laws alleging noncompliance with any applicable Laws, and the Seller is not subject to any enforcement proceedings or, to the Seller’s Knowledge, any investigations by the FDA or any other Governmental Entity which administers applicable Health Laws, and, to the Seller’s Knowledge, no such investigations or enforcement proceedings have been threatened. To the Seller’s Knowledge, within the past [***] prior to the Execution Date, the Seller has not been subject to any investigation related to the Product or the Product Business and, to the Seller’s Knowledge, no such investigation has been threatened, including by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) (known as the “Anti-Kickback Statute”)) or the federal False Claims Act (31 U.S.C. §3729), or (iii) state attorneys general pursuant to state false claim or fraud laws.
(g)To the Seller’s Knowledge, neither the Seller nor its agents has submitted any claim for payment to any government healthcare program related to the Product in material violation of any Laws relating to false claim or fraud, including the Federal False Claims Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.
(h)To the Seller’s Knowledge, the Seller has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) HIPAA, (ii) HITECH, (iii) state Laws governing the confidentiality, privacy, security and protection of individually identifiable personal information, including state data breach notification Laws, state medical privacy laws and state consumer protection Laws and (iv) other applicable privacy Laws, in each case as related to the Product or the Product Business.

(i)There are no pending or, to the Seller’s Knowledge, threatened Legal Proceedings pending or in effect against the Seller for failure to comply with any Health Law, including any pending or threatened Legal Proceeding against the Seller or to the Seller’s Knowledge, any of its officers or employees, by or before any Governmental Entity, with respect to the Product or the Product Business, or the Seller’s obligations set forth herein, including any which may materially and adversely affect the Seller’s ability to perform its obligations under this Agreement. The Seller has not received any written notice that the FDA, any other component of the U.S. Department of Health and Human Services, institutional review board, accreditation body, or any other federal, state or foreign Governmental Entity has recommended, initiated, or threatened to initiate, any action to place on clinical hold, suspend, withdraw approval for, or terminate any investigational new drug application, new drug application, or any comparable foreign regulatory application sponsored by the Seller with respect to the Product or the Product Business. To the Seller’s Knowledge, there are no facts that would be reasonably likely to result in such an action of the type described in the preceding sentence by a Governmental Entity under applicable Health Laws which could have a Material Adverse Effect.
(j)Neither the Seller nor any officer or employee, nor, to the Seller’s Knowledge, any agent or contractor of the Seller has made an untrue statement of material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the Health Authority or any other Governmental Entity to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or any similar policy. Neither the Seller nor, to the Seller’s Knowledge, any officer, employee, agent, or contractor of the Seller has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Neither the Seller nor, to the Seller’s Knowledge, any officer, employee or agent of the Seller has been excluded or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.
(k)Neither the Seller nor, to the Seller’s Knowledge, any manufacturers of the Product or of the raw materials for the Product have received any Form 483 observations, warning letters, notice of violation letters, or other communications from a Governmental Entity regarding violations or potential violations of Laws related to the raw materials for the Product or the Product Business that would reasonably be expected to adversely impact the manufacture, distribution, marketing, or sale of the Product. Except as set forth on Schedule 3.13(k), during the past [***] prior to the Execution Date, the Product has not been recalled, suspended, or discontinued by the Seller (nor, to the Seller’s Knowledge, is there currently under consideration by the Seller, any removal, field correction or recall in respect of any of the Product), nor has the Seller received any written notice from any Health Authority that it has commenced or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of the Product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the Product or distribution of the Product.
(l)The Seller has paid all HCR Fees related to the Product. For purposes of this Agreement, “HCR Fees” means the fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.
3.14 [***] .

3.15Title to Acquired Assets. The Seller has and at the Closing the Seller will deliver to the Buyer, good, marketable and valid title to, and/or a valid right to use, each of the Acquired Assets, as the case may be, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.15, no Affiliate of the Seller owns, beneficially or of record, or has any rights, title or interest in, to or under any Acquired Asset.
3.16[***]
3.17Brokers. Except as set forth on Schedule 3.17, no broker, investment banker, agent, finder or other intermediary acting on behalf of the Seller or under the authority of the Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.
3.18Exclusivity of Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER HEREIN OR OTHERWISE, EXPRESS OR IMPLIED (INCLUDING ANY REPRESENTATION OR WARRANTY RELATING TO FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE PRODUCT BUSINESS OR MAINTENANCE, REPAIR, CONDITION, DESIGN, PERFORMANCE, VALUE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ACQUIRED ASSETS) AND THE SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATIONS AND WARRANTIES.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GUARANTOR
The Buyer and Guarantor jointly and severally represent and warrant to the Seller that the statements contained in this ARTICLE IV are true and correct as of the Execution Date.
4.1Organization, Standing and Power. The Buyer is a limited liability company and the Guarantor is a corporation and each are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its respective business as now being conducted, and each is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign entity in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its respective activities makes such qualification necessary, except for such failures to be so qualified, individually or in the aggregate, that would not reasonably be expected to be material to the Buyer or the Guarantor, as applicable.
4.2Authority; No Conflict; Required Filings and Consents; Regulatory Representation.
(a)Each of the Buyer and the Guarantor has all requisite company power and authority to enter into this Agreement and each of the Ancillary Documents to which each will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer and the Guarantor of this Agreement and each of the Ancillary Documents to which each will be a party and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Guarantor have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Guarantor. This Agreement has been, and each such Ancillary Document will be, duly executed and delivered by each of the Buyer and the Guarantor and this Agreement is, and each such Ancillary Document when so duly executed and delivered by each of the Buyer and the Guarantor and, if applicable, the Seller, will be, the valid and binding obligation of each of the Buyer and the Guarantor enforceable against each of the Buyer and the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting the rights of creditors generally and by equitable principles.
(b)The execution, delivery and performance by each of the Buyer and the Guarantor of this Agreement and each of the Ancillary Documents to which each will be a party, and the consummation by each of the Buyer and the Guarantor of the transactions contemplated hereby and thereby, shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of each of the Buyer or the Guarantor, (ii) conflict with, or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, or result in the imposition of any Lien, other than Permitted Liens, on or with respect to each of the Buyer’s or the Guarantor’s assets or under any material Contract to which Buyer or its Affiliates is a party or (iii) conflict with or violate any material permit, concession, franchise, license or Law applicable to each of the Buyer or the Guarantor or any of its respective properties or assets, except for any of the matters referred to in clause (iii) that would not prevent or materially delay performance by the Buyer or the Guarantor of any of its material obligation under this Agreement.
(c)No material consent, approval, license, permit, order or authorization of any Governmental Entity is required by or with respect to the Buyer or the Guarantor in connection with the execution, delivery and performance by the Buyer or the Guarantor of this Agreement and each of the Ancillary Documents to which they will be a party or the consummation by the Buyer or the Guarantor of the transactions contemplated hereby.
(d)Neither the Buyer, the Guarantor, nor any officer or employee, nor, to Buyer’s Knowledge, any agent or contractor of the Buyer or the Guarantor, as applicable, has made an untrue statement of material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the Health Authority or any other Governmental Entity to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or any similar policy. Neither the Buyer nor the Guarantor nor, to Buyer’s Knowledge, any officer, employee, agent or contractor of the Buyer or the Guarantor has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Neither the Buyer nor the Guarantor nor, to Buyer’s Knowledge, any officer, employee or agent of the Buyer or the Guarantor has been excluded or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.
4.3Litigation. There is no Legal Proceeding pending or, to the knowledge of the Buyer or the Guarantor, threatened, against the Buyer or the Guarantor, and neither the Buyer nor the Guarantor is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer or the Guarantor of the transactions contemplated by this Agreement or (b) otherwise prevent or materially delay performance by the Buyer or the Guarantor of any of its material obligations under this Agreement.

4.4Brokers. Except as set forth on Schedule 4.4, no broker, investment banker, agent, finder or other intermediary acting on behalf of the Buyer or the Guarantor or under the authority of the Buyer or the Guarantor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.
4.5Financial Capacity. The Buyer and the Guarantor collectively have immediately available cash sufficient to enable it to complete the transactions contemplated hereby and to perform its respective obligations under its Agreement and the Ancillary Documents, including the payment of each Fixed Payment.
4.6Solvency. After giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price, (a) the “fair saleable value” of the assets of the Buyer and the Guarantor will exceed (i) the value of all liabilities of the Buyer and the Guarantor, including contingent and other liabilities as of the Closing Date and (ii) the amount that will be required to pay the liabilities of the Buyer and the Guarantor on its respective existing debts (including contingent liabilities) as such debts become absolute and matured, (b) each of the Buyer and the Guarantor will not have, as of such date, unreasonably small capital for the operation of its respective businesses in which it is engaged or proposed to be engaged following such date and (c) each of the Buyer and the Guarantor will be able to pay its liabilities as they become due.
4.7No Other Representations; Buyer’s Investigation and Reliance. Neither the Buyer nor the Guarantor is relying on any statement or representation made by or on behalf of the Seller with respect to the Acquired Assets or Product Business (including (a) as to the accuracy or completeness of any of the information provided to the Buyer or any of its Affiliates or representatives or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition of the Product Business provided to the Buyer or any of its Affiliates or representatives), other than the representations made in ARTICLE III. In entering into this Agreement, except as expressly provided herein, the Buyer has relied solely upon the representations set forth in ARTICLE III and its independent investigation and analysis of the Product Business. The Buyer acknowledges that there are inherent uncertainties in attempting to make such projections, forecasts, estimates, plans or budgets and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such projections, forecasts, estimates, plans or budgets (including the reasonableness of the assumptions underlying any such projections, forecasts, estimates, plans or budgets).
ARTICLE V
ADDITIONAL AGREEMENTS; COVENANTS
5.1Confidentiality. From and after the Closing Date, the Seller shall treat and hold as confidential, and not disclose, any of the Confidential Information to any third party, except (a) as expressly permitted by this Agreement or any Ancillary Document; (b) as necessary to perform this Agreement or any Ancillary Document, including to defend, prosecute, arbitrate any indemnification claim or any Legal Proceeding relating to this Agreement or any Ancillary Document; (c) as required by Law or the rules and regulations of each stock exchange upon which the securities of the Seller or its Affiliates are listed, if any; or (d) with respect to Confidential Information relating to the Product Business, the Acquired Assets or the Assumed Liabilities, as reasonably necessary to operate any of the Seller’s business other than the Product Business as conducted as of the Execution Date and without limitation of any of the Seller’s rights under this Agreement or any Ancillary Document (provided, that the Seller shall not disclose any such Confidential Information to a third party unless such third party is subject to a confidentiality obligation in favor of the Seller no less restrictive than this Section 5.1). In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law) to disclose any Confidential Information (other than in connection with the rules and regulations of each stock exchange upon which the securities of the Seller or its Affiliates are listed, if any), the Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 5.1. If, in the absence of a protective order or the receipt of a waiver hereunder the Seller is compelled to disclose any Confidential Information to any Governmental Entity, the Seller may disclose the Confidential Information to the Governmental Entity; provided, however, that the Seller shall (x) disclose only that portion of the Confidential Information that it is advised by counsel is required to be disclosed and (y) use commercially reasonable efforts to obtain, at the request and expense of the Buyer, reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. For the purposes of this Agreement, “Confidential Information” shall mean any nonpublic confidential or proprietary information relating solely to the Product or the Product Business for the Indications or Acquired Assets in the possession of the Seller or its Affiliates. “Confidential Information” shall not include any information that (i) was publicly available prior to the date of this Agreement or hereafter becomes publicly available not as a result of any breach of this Agreement by Seller or (ii) becomes available on a non-confidential basis to the Seller or its Affiliates from a Person (other than the Seller or any of its Affiliates) that is not subject to any legally binding obligation to keep such information confidential. The Seller shall be responsible for any use or disclosure of Confidential Information by any of the Seller’s Affiliates or representatives that would breach this Section 5.1 if such Affiliate or representative was a party hereto.
5.2Post-Closing Access. Except as otherwise set forth in any Ancillary Document, for a period of [***] following the Closing Date (and solely, in the case of access to personnel, for a period of [***] following the Closing Date), the Seller shall afford to the Buyer and the Buyer’s authorized accountants, counsel and other designated representatives, during normal business hours, upon reasonable advance notice in writing, to the extent permitted by applicable Law and at Buyer’s sole cost and expense, access to the books, records, data, files and personnel of the Seller, in each case, to the extent (a) relating primarily to the Product or the Product Business and reasonably requested by the Buyer and (b) not otherwise provided to the Buyer pursuant to Section 2.1 hereof; provided, however, that such access shall not unreasonably interfere with the Seller’s operation of its businesses; provided, further, that the Seller may restrict the foregoing access to the extent that (i) such access or provision of information would result in a violation of confidentiality obligations to a third party or disclosure of a trade secret of the Seller, (ii) any persons fail to execute a customary confidentiality and access agreement with Seller or (iii) disclosure of any such information would result in the loss or waiver of any attorney-client privilege, in which case the Seller shall use commercially reasonable efforts to provide the Buyer with an acceptable alternative means of obtaining such information; provided, further, that the Seller may redact any material provided under this Section 5.2 to the extent such material relates to any assets or products other than such reasonable financial and operating data that is available to the Seller with respect to the Acquired Assets, the Assumed Liabilities or the Product Business as the Buyer may from time to time reasonably request.
5.3Further Assurances. From time to time, as and when requested by either Party, each of the Parties shall, at its expense (except as otherwise expressly provided in this Agreement), execute such additional documents and take such further actions as may be reasonably requested to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby, including executing and delivering or causing to be executed and delivered to the other Party such additional documents as the other Party or its counsel may reasonably request as necessary for such purpose; provided, that after the Closing Date, apart from such customary further assurances, Seller shall have no other obligations except as set forth in and described herein or in the Ancillary Documents, including having any obligation to pay any amount of money or make any material concessions. Without limitation of the foregoing, except as expressly set forth in Section 5.5 or in the Ancillary Documents, the Seller shall have no obligation to assist or otherwise participate in the amendment or supplementation of the Regulatory Approvals or in any filings or other activities relating to the Regulatory Approvals.
5.4[***]

(a)
5.5Notification to FDA; Customers.
(a)Notification to FDA. No later than [***] following the date the Seller provides all required Regulatory Approvals and Regulatory Documentation pursuant to Section 2.1(e), (i) the Seller shall execute and deliver to both the FDA contact described therein and the Seller a letter from the Seller to the FDA notifying the FDA of the transfer to the Buyer of the rights to the applicable Regulatory Approvals issued by the FDA, in the form of letter attached hereto as Exhibit E (the “Seller FDA Letter”) and (ii) the Buyer shall execute and deliver to both the FDA contact described therein and the Seller a letter from the Buyer to the FDA of Buyer assuming responsibility for the applicable Regulatory Approvals issued by the FDA, in the form attached hereto as Exhibit F (the “Buyer FDA Letter”). Further, each of the Buyer and the Seller shall work together to make all other filings with and give all other notices to all Governmental Entities, including the FDA, required in connection with the transfer of the Product and the Regulatory Approvals promptly following the Closing.
(b)Notification of Customers. [***], the Buyer shall be responsible for processing customer orders and for shipping and invoicing customers for the Product. [***], the Parties shall jointly issue a letter reasonably satisfactory to both Parties to customers within the trade (wholesalers and distributors) and to commercial Chargeback customers notifying such customers (i) that the Buyer has acquired the rights to market and sell the Product, (ii) that all future Product orders are to be placed with the Buyer, (iii) that all returns of finished goods are to be delivered to the Buyer, (iv) of the Seller’s and the Buyer’s responsibilities in connection with Assumed Commercial Contracts providing for payment of Chargebacks, Rebates, Other Charges, and administrative fees and (v) providing the appropriate contact information for the Buyer’s personnel. After the issuance of such letter, the Parties shall at all times reasonably cooperate in (A) notifying and continuing to notify such customers that all future Product orders are to be placed with the Buyer and that all returns of finished goods are to be delivered to the Buyer and (B) taking such other actions as are reasonably necessary to effect the foregoing, including forwarding to the Buyer any orders placed prior to the Closing Date for the purchase of Product by customers that are unfulfilled as of the Closing Date.
5.6Use of Seller Brands.
(a)The Seller hereby grants to the Buyer a fully-paid, royalty-free, non-exclusive, non-sublicensable, irrevocable, non-transferable and non-assignable limited right and license to use any universal product codes or Trademarks used on or in connection with the Product that are not included in the Transferred Intellectual Property or Licensed Intellectual Property (the “Seller Brands”) for the purposes expressly set forth below in Section 5.6(b) for the Trademark Period.

(b)The Buyer shall be permitted, for a period commencing on the Closing Date and ending no later than the date of the latest expiration date for any individual units of finished Product included in the Product Inventory that bear or contain the Seller Brands (the “Trademark Period”) to use the Seller Brands only to the extent they appear on Product Inventory and Marketing Assets and only as necessary to sell off the Product Inventory and use up Marketing Assets that in each case exist as of the Closing Date. The Buyer shall use commercially reasonable efforts to stop using the Seller Brands as promptly as reasonably practical following the Closing.
(c)Nothing contained in this Agreement shall be construed as an assignment to the Buyer of any right, title or interest in the Seller Brands; it being understood that all rights, title and interest relating to the Seller Brands are expressly reserved by the Seller.
5.7Regulatory Matters.
(a)Each of the Seller and the Buyer shall reasonably cooperate and use its commercially reasonable efforts to ensure compliance with all Laws, including FDA regulation 21 C.F.R. 314.72, that may be or become applicable to the performance of its and the other Party’s obligations pursuant to this Agreement. The Seller hereby grants to the Buyer a right of reference to use Seller’s device master file or master access file for any device covered by the Seller’s device master file and/or master access file that is identified in the Product NDA, including the Sub-Assembly Component. Reasonably promptly upon the Buyer’s request in writing, the Seller will provide the Buyer with a right of reference letter to use Seller’s device master file or master access file for any device covered by the Seller’s device master file and/or master access file that is identified in the Product NDA, including the Sub-Assembly Component.
(b)From the Closing Date [***], each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and shall, to the extent permitted by applicable Law, permit the other Party to review in advance any proposed communication by such Party to any Governmental Entity relating to the matters that are the subject of this Agreement. For the purposes of this Agreement, “Affiliate” means, with respect to any Party, any other person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly (i) controls such Party, (ii) is controlled by such Party or (iii) is under common control with such Party. The terms “control” and “controlled” mean ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Party, firm, trust, corporation or other entity or combination thereof, or the power, indirectly or directly, to direct or cause the direction of the management and policies of such Party, firm, trust, corporation or other entity or combination thereof, whether by Contract or otherwise.
(c)Subject to the terms of the Quality Agreement, as applicable, after the Closing Date, the Buyer shall have all responsibility for investigating and reporting complaints and adverse experiences for the Product arising after the Closing Date to any Governmental Entities and addressing any such Governmental Entities’ inquiries related to the safety of the Product, including those that may arise from Product Inventory manufactured prior to the Closing Date; provided, that after the Closing, the Seller shall use its commercially reasonable efforts to assist the Buyer in the investigation of adverse experiences and product complaints reported after the Closing for Product manufactured or distributed by or for the Seller. [***], the Seller shall forward to the Buyer all adverse experience reports and product complaints for the Product received after the Closing by the Seller, its Affiliates, or its or their agents, contractors or licensees.

5.8[***]
(a)
5.9[***]
(a)
5.10[***]
5.11Seller Contact. The contact for the Seller for all matters relating to Sections 5.4, 5.8 through 5.10 is:
Antares Pharma, Inc.
100 Princeton South
Suite 300
Ewing, New Jersey 08628
Facsimile: (609) 359-3015
Attn: Raymond Taylor, Sr. Director of Managed Care, Trade Relations and Government Pricing

With a copy to:
Antares Pharma, Inc.
100 Princeton South
Suite 300
Ewing, New Jersey 08628
Facsimile: (609) 359-3015
Attn: Peter J. Graham, General Counsel
5.12Taxes.
(a)The Seller shall be liable for and pay, and in accordance with the applicable requirements and limitations of ARTICLE VI shall indemnify and hold harmless the Buyer from and against all of Seller’s Taxes. In cases where a taxable period includes but does not end on the Closing Date, the Tax liability attributable to the Pre-Closing Tax Period and, thus, Seller’s Taxes, shall be determined (i) in the case of real, personal and intangible property Taxes and similar ad valorem obligations that are imposed on a periodic basis levied with respect to the Acquired Assets, by apportioning such Taxes between the Pre-Closing Tax Period portion of such Tax period, on the one hand, and the portion of such taxable period beginning after the Closing Date, on the other, based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date and (ii) in the case of any income Taxes, sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based on or measured by income or revenues, based on a closing of the books as of the Closing Date. The Seller be liable for the amount of such Taxes that is attributable to Pre-Closing Tax Period, and the Buyer shall be liable for the amount of such Taxes that is attributable to the portion of the taxable period beginning after the Closing Date.
(b)After the Closing, each of the Seller and the Buyer shall: (i) provide reasonable assistance to the other Party in connection with such Party’s preparation of any Tax Returns which such Party is responsible for preparing and filing; (ii) provide reasonable cooperation in preparing for any audits of, or disputes with Taxing Authorities regarding, any

Tax Returns relating to the Product, the Product Business or the Acquired Assets; (iii) make available to the other Party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes relating to the Product or the Acquired Assets; (iv) in the case of the Buyer, provide timely notice to the Seller in writing of any pending or threatened (in writing) Tax audits or assessments relating to the Product, the Product Business or the Acquired Assets for Tax periods for which the Seller may have a liability under this Section 5.12; and (v) in the case of the Buyer, furnish the Seller with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request in respect of the Product or the Acquired Assets with respect to Tax periods for which the Seller may have a liability under this Section 5.12.
(c)The Buyer shall promptly forward to or reimburse the Seller for any refunds of Taxes for which the Seller is liable pursuant to Section 5.12(a). The Seller shall promptly forward to or reimburse the Buyer for any refunds of Taxes paid by the Buyer and for which the Buyer is liable pursuant to this Agreement.
5.13Brokers and Other Expenses. Each Party shall be responsible for its own broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. All costs and expenses associated with removing and moving any Acquired Asset to a location designated by the Buyer shall be borne and paid solely by the Buyer when due; provided, however, that if any such amount shall be incurred by the Seller at the request of the Buyer or with the Buyer’s prior written consent, the Buyer shall, subject to receipt of satisfactory evidence of the Seller’s payment thereof, promptly reimburse the Seller for its out-of-pocket costs. All other costs and expenses (including fees and disbursements of counsel and accountants) not otherwise attributable to a Party as set forth herein, and incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such costs and expenses. Notwithstanding anything to the contrary contained herein, following the Closing, the Buyer and the Guarantor each hereby agrees that Guarantor will continue to reimburse the Seller for any Fees (as such term is defined in the Carve-Out Financial Letter Agreement) incurred by the Seller whether before or after the Closing in accordance with the terms of the Carve-Out Financial Letter Agreement, including any Fees above any estimates set forth therein.
5.14Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any bulk transfer or similar law of any jurisdiction in connection with the sale of the Acquired Assets to the Buyer.
5.15Safety Data Exchange Agreement. After the Closing, the Buyer shall be responsible for complying with all applicable adverse event reporting obligations to any Governmental Entity with respect to the Product in accordance with the Safety Data Exchange Agreement. In particular, the Buyer shall be responsible for collecting all pharmacovigilance information and for submitting applicable reports and notifying the relevant Governmental Entity of all reportable events relating to the Product in accordance with the Safety Data Exchange Agreement. In the event that the Seller is contacted by a Governmental Entity regarding the Product or any of the Acquired Assets following the Closing Date, the Seller shall be permitted to respond to such communication by directing any such Governmental Entity to the Buyer.
5.16[***]
5.17Acquired Assets. The Buyer shall not assign, transfer, convey or grant any rights in, or to, any of the Acquired Assets, in whole or in part, to a third party without assigning this Agreement to such third party recipient of such Acquired Assets in accordance with the provisions of Section 7.6. In connection with any such assignment, the assignee shall provide written notification to the Seller confirming that such assignee is bound to the Buyer’s obligations set forth in this Agreement in connection with such Acquired Assets.
5.18[***]
5.19[***]
ARTICLE VI
INDEMNIFICATION
6.1Indemnification by the Seller. Subject to the terms and conditions of this ARTICLE VI, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates, and its and their respective equityholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns from and against any and all losses, damages, obligations, liabilities, fines, fees, penalties, interest, awards, judgments and claims of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable legal costs and expenses incurred in prosecution, investigation, remediation, defense or settlement (collectively, “Damages”) to the extent arising from or relating to:
(a)any breach of any of the representations or warranties of the Seller contained in this Agreement;
(b)any breach by the Seller of any covenant or agreement contained in this Agreement;
(c)any Excluded Liabilities; or
(d)Seller’s Taxes.
6.2Indemnification by the Buyer. Subject to the terms and conditions of this ARTICLE VI, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates, and its and their respective equityholders, officers, directors, managers, employees, agents, partners, representatives, successors and assigns from and against any and all Damages to the extent arising from or relating to:
(a)any breach of any of the representations or warranties of the Buyer contained in this Agreement;
(b)any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement; or
(c)any Assumed Liabilities.
6.3Claims for Indemnification.
(a)Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party shall be made in accordance with the following procedures. A Person entitled to indemnification under this ARTICLE VI (an “Indemnified Party”) shall give prompt written notice to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, however, that failure of the Indemnified Party to timely give the notice provided in this Section 6.3 to the Indemnifying Party shall not preclude the Indemnified Party from recovering Damages unless and only to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced and directly damaged by such failure. For the purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer, the Seller and (ii) in the case of a claim for indemnification by the Seller, the Buyer. Such Third Party Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third party claim and the amount of the Damages claimed. Within [***] after delivery of such Third Party Claim Notice, the Indemnifying Party shall, upon written notice thereof to the Indemnified Party, be entitled to participate in the defense of such action, suit, proceeding or claim at the Indemnifying Party’s expense. The Indemnifying Party shall be entitled to control and appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal allegations, or (C) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than the payment of monetary damages for which the Indemnifying Party shall indemnify the Indemnified Party) without the prior written consent of the Indemnified Party.
(b)Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE VI that does not involve a third party claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount of any actual or estimated Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VI and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages; provided, however, that failure of the Indemnified Party to timely give the Claim Notice provided in this Section 6.3 to the Indemnifying Party shall not preclude the Indemnified Party from recovering Damages unless and only to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party shall give written notice to the Indemnified Party, promptly but in no event greater than [***] after receipt of written notice of the indemnification sought, of the dispute and describing those portions and the amount (if known and quantifiable) of the claim in dispute, and the basis of the dispute. Upon the Indemnified Party’s receipt of a timely notice of dispute, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute. If such dispute is not resolved within [***] following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 7.12.
6.4Survival.
(a)The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until [***]. The representations and warranties in Section 3.4 (Taxes) shall survive for [***]. The representations and warranties in Section 3.5 (Intellectual Property) shall survive [***]. The Fundamental Reps shall survive for a period of [***]. The covenants and agreements of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions until fully performed in accordance with their express terms.
(b)If an indemnification claim is asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.
6.5Limitations.
(a)[***]
(i)
(b)The amount of Damages recoverable by an Indemnified Party under this ARTICLE VI with respect to an indemnity claim shall be reduced by the amount of any insurance payment actually received by such Indemnified Party (or an Affiliate thereof) with respect to such indemnity claim less any cost associated with receiving such recovery (including any reasonable expenses incurred by the Indemnified Party, the amount of any deductible and the present value of all increases or adjustments to insurance premiums arising from such insurance claim). The Buyer shall use its commercially reasonable efforts to collect insurance proceeds for any claim made by the Seller to the Buyer or by the Buyer to the Seller. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within [***] of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this ARTICLE VI with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this ARTICLE VI.
(c)[***], NEITHER THE BUYER NOR THE SELLER SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY WHETHER OR NOT FORESEEABLE AT THE DATE OF THIS AGREEMENT CONNECTED WITH OR RESULTING FROM ANY BREACH AFTER THE CLOSING DATE OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.
(d)[***]the rights of the Indemnified Parties under this ARTICLE VI shall be the sole and exclusive monetary remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement.
6.6Manner of Payment.
(a)Any payment to any Indemnified Party under this ARTICLE VI for indemnification shall be effected by wire transfer of immediately available funds from or on behalf of the Indemnifying Party to an account designated by the Indemnified Party within [***]s after the date of the determination of any amounts due and owing under this ARTICLE VI.
(b)The Buyer shall not be entitled to setoff of any amounts due and payable, or any Damages arising, under this Agreement against any amounts due and payable, or any Damages arising, under this Agreement or the Ancillary Documents. The payment obligations under each of this Agreement and the Ancillary Documents remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Documents.
6.7Disclaimers.
(a)Except with respect to claims of Fraud or as expressly set forth in any representation or warranty in ARTICLE III, Buyer acknowledges and agrees that neither it nor any other Buyer Indemnified Parties shall have any claim or right to indemnification pursuant to this ARTICLE VI (or otherwise) with respect to any information, documents, or materials furnished to or for Buyer by Seller or any of its Affiliates or any of their officers, directors, employees, agents or advisors, including any information, documents, or material made available to Buyer in any “data room”, management presentation, or any other form in connection with the transactions contemplated by this Agreement or any Ancillary Document. Any claims Buyer may have for breach of representation or warranty of Seller under this Agreement shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement.
(b)WITHOUT LIMITING THE GENERALITY OF ANYTHING SET FORTH IN THIS AGREEMENT, INCLUDING ARTICLE IV, BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, BUYER IS ACQUIRING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY OF QUALITY, THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONDITION OF THE ASSETS, AS TO THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR AS TO ANY OTHER MATTER.
6.8Indemnification Payments. All indemnification payments made hereunder shall be treated by all Parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.
ARTICLE VII
MISCELLANEOUS
7.1Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) on the day of delivery if delivered in person; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by e-mail or facsimile, in each case to the intended recipient as set forth below:
(a)if to the Buyer, to
Assertio Therapeutics, Inc.
100 South Saunders Road, Suite 300
Lake Forest, Illinois 60045
Attention: Sam Schlessinger, General Counsel

and
Baker Botts L.L.P.
98 San Jacinto Blvd, #1500
Austin, TX 78701
Email: margaret.sampson@bakerbotts.com
Attn: Margaret Sampson
(b)if to the Seller, to
Antares Pharma, Inc.
100 Princeton South
Suite 300
Ewing, New Jersey 08628
Facsimile: (609) 359-3015
Email: Ed Tykot, Sr. VP Corporate Development

with a copy to:

Antares Pharma, Inc.
100 Princeton South
Suite 300
Ewing, New Jersey 08628
Email: pgraham@antarespharma.com
Attn: Peter J. Graham, General Counsel

with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
Suite 40
New York, New York 10178
Facsimile: (212) 309-6001
Email: Allison.gargano@morganlewis.com
Attn: Allison D. Gargano

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
7.2Disclosure. Without limiting any Party’s obligations under existing confidentiality agreements, each Party shall not, and shall not permit any of its Affiliates to, issue any press release or make any disclosure regarding the transactions contemplated hereunder unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, (i) upon the advice of outside legal counsel, that such disclosure is required by applicable Law, or (ii) disclosure is required under the rules and regulations of each stock exchange upon which the securities of such Party are listed, if any, and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure. Notwithstanding the foregoing, nothing in this Section 7.2 shall prevent a Party from making disclosures: (A) to persons employed or engaged by such Party in evaluating, approving, structuring or administering this Agreement or any Ancillary Document; (B) to such Party’s legal counsel or accountants, partners or investors (including outside auditors and legal counsel of such Party’s accountants, partners or investors) or to such Party’s employees, officers, directors or Affiliates, so long as such persons are notified of, and under confidentiality obligations with respect to, the confidential nature of such information; (C) to any investor, lender or potential investor or lender of such Party, in connection with investment or lending decisions with respect to such Party or otherwise in connection with customary reports to such investors, lenders or potential investors or lenders regarding such Party’s portfolio and performance, so long as such persons are notified of the confidential nature of, and under confidentiality obligations with respect to, such information; (D) to any assignee or potential assignee that has agreed to comply with the covenant contained in this Section 7.2 (and any such assignee or potential assignee may disclose such information to persons employed or engaged by it as described in clauses (A) - (C) above) or (E) required by the rules and regulations of the United States Securities and Exchange Commission. Notwithstanding Section 7.2(E) or any other provision above, in the event this Agreement or any Ancillary Document is to be filed with the United States Securities and Exchange Commission, each Party agrees, prior to making any such filing, to provide the other Party and its counsel with a redacted version of this Agreement (and any other Ancillary Document) that it intends to file, and use reasonable efforts to ensure the confidential treatment by the Securities and Exchange Commission of those sections.
7.3Entire Agreement. This Agreement (including the Ancillary Documents, Disclosure Schedule, the Carve-Out Financial Letter Agreement and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter hereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.
7.4Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
7.5No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto.
7.6Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be transferred or assigned, in whole or in part, by operation of Law or otherwise, by either of the Parties without the prior written consent of the other Party [***]. Within [***] after any transfer or assignment by a Party pursuant to this Section 7.6, the transferring or assigning Party shall provide notice to the other Party of such transfer or assignment. Subject to this Section 7.6, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7.6 shall be void and of no effect.
7.7Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
7.8Counterparts and Signature. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.
7.9Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Unless the context otherwise requires, references herein: (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (b) to any federal, state or local Law means such statute as amended from time to time and shall be deemed also to refer to all rules and regulations promulgated thereunder. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “shall” and “will” have the same meaning and are used interchangeably in this Agreement. The word “or” shall not be exclusive when used in this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.
7.10Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
7.11Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one (1) remedy shall not preclude the exercise of any other remedy.
7.12Submission to Jurisdiction. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or if the Court of Chancery of the State of Delaware does not have jurisdiction, the exclusive personal jurisdiction of any state or federal court sitting in the State of Delaware (any such court, the “Subject Court”), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in the Subject Court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Subject Court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.1.
7.13Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.
7.14Disclosure Schedule. The Disclosure Schedule shall be arranged in sections corresponding to the numbered Sections contained in ARTICLE III; provided, that any numbering or references in the Disclosure Schedules or Sections of this Agreement are for convenience only and do not in any way limit, and shall not be regarded as limiting the disclosure concerning such numbered or referred to Sections; and provided, further, that any information disclosed under any section number shall be deemed to have been disclosed and incorporated into any other section number under this Agreement where such disclosure would be readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Material Adverse Effect, or is outside the Ordinary Course of Business.
7.15Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to seek specific performance of this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7.12 above), in addition to any other remedy to which they may be entitled, at Law or in equity.
7.16Knowledge. For the purposes of this Agreement, the term “Seller’s Knowledge” means the actual knowledge, following reasonable inquiry of such Person’s direct reports concerning such subject matter, of each of [***]. For the purposes of this Agreement, the term “Buyer’s Knowledge” means the actual knowledge, following reasonable inquiry of such Person’s direct reports concerning such subject matter, of each of [***].
7.17Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees to the Seller the punctual, full and complete performance by the Buyer when due of all the Buyer’s obligations under or arising out of this Agreement or any Ancillary Document, including the payment of the Purchase Price, and undertakes, upon the occurrence and continuance of any default by the Buyer under this Agreement or any Ancillary Document, that the Guarantor will duly and properly perform or procure the performance of such obligations as provided in this Agreement or applicable Ancillary Document. The Guarantor unconditionally and irrevocably waives, to the fullest extent permitted by Law, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices and defenses of any kind. The Guarantor agrees that this guaranty constitutes a guaranty of payment and performance when due and not of collection. The liability of the Guarantor as guarantor hereunder shall not be released or diminished by (a) any amendment of the terms of this Agreement or Ancillary Document pursuant to their respective terms, (b) any delay or neglect in seeking performance of the obligations imposed under this Section 7.17, (c) any release of or granting of time or any other indulgence to the Buyer or any third party, (d) the liquidation, insolvency, receivership or any other analogous event occurring in relation to the Buyer or (e) any other act, event or omission, which but for this paragraph would or might operate to impair or discharge the Guarantor’s liability hereunder or under any Ancillary Document. One or more separate actions may be brought and prosecuted against the Guarantor, regardless of whether any action is brought against the Buyer or whether the Buyer or any other Person is joined in any such actions. Guarantor acknowledges that it will receive direct and indirect benefits from the transactions contemplated by this Agreement and the other Ancillary Documents, and that the waivers set forth in this guaranty are knowingly made in contemplation of such benefits.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Seller and the Guarantor have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OTTER PHARMACEUTICALS, LLC

By:	/s/ Dan Peisert
Name:	Dan Peisert
Title:	Chief Executive Officer

ANTARES PHARMA, INC.

By:	/s/ Robert F. Apple
Name:	Robert F. Apple
Title:	President and Chief Executive Officer

ASSERTIO HOLDINGS, INC.

By:	/s/ Dan Peisert
Name:	Dan Peisert
Title:	Chief Executive Officer

Exhibit A
Bill of Sale
[***]

Exhibit B
Patent Rights Assignment
[***]

Exhibit C
Trademark Assignment
[***]

Exhibit D
License Agreement

[***]

Exhibit E
Form of Seller FDA Letter
[***]

Exhibit F
Form of Buyer FDA Letter

[***]

Exhibit G
Assumption Agreement

[***]

Exhibit H
Supply Agreement
[***]

Exhibit I
Quality Agreement
[***]

Exhibit J
Safety Data Exchange Agreement

[***]

Exhibit K
Allocation of Purchase Price
[***]